Exhibit 99

Eaton Reports First Quarter Net Loss Per Share of $0.30

Near Record Cash Generation During the Quarter, with $107 Million of Operating Cash Flow

CLEVELAND--(BUSINESS WIRE)--April 20, 2009--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced a net loss per share of $0.30 for the first quarter of 2009. This compares to net income per share of $1.64 in the first quarter of 2008. Sales in the quarter were $2.8 billion, 20 percent below the same period in 2008, reflecting the impact of the global recession. Net income was a loss of $50 million.

Net income in both periods included charges for integration of acquisitions. Before acquisition integration charges, the operating loss per share in the first quarter of 2009 was $0.22 versus operating earnings per share of $1.70 in 2008. The operating loss for the first quarter of 2009 was $36 million compared to operating earnings of $256 million in 2008.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our first quarter results reflect the impact of the severe downturn in many of our end markets and the expenses associated with personnel reductions made in the first quarter. Weaker than expected markets were partially offset by lower than originally anticipated severance expense. The lower severance expense was primarily due to the length of time it has taken to conclude severance plans in several countries. The sales decline in the first quarter of 20 percent consisted of a 20 percent decline in organic growth, an 8 percent decline due to lower foreign exchange rates, and 8 percent growth from acquisitions. Our end markets declined 21 percent in the quarter.

“We generated strong cash flow in the first quarter, with operating cash flow totaling $107 million and free cash flow totaling $59 million, the second highest free cash flow for the first quarter we have ever had,” said Cutler. “In addition, we issued $550 million of term debt in March, at attractive rates. The combination of our strong cash flow and the term debt issuance allowed us to reduce commercial paper at the end of March to $172 million, a substantial reduction from the $767 million of commercial paper outstanding at the end of December.

“We have been very pleased with our cash generation over the last six months, the two most challenging quarters of the current recession,” said Cutler. “Our operating cash flow over the last six months totaled $731 million.

“We now anticipate our end markets for all of 2009 will decline between 15 and 16 percent as the recovery in the U.S. and Western European economies will be pushed out one quarter, with the recovery now more likely to begin in the first quarter of 2010,” said Cutler. “As a result of the expected greater market decline in 2009, we are continuing to adjust our corporate-wide resource levels.

“Given the uncertain end market demand, it is very difficult to provide guidance for the second quarter. Assuming our sales in the second quarter total between $3.0 billion and $3.1 billion, coupled with the additional charges we expect in the quarter, we anticipate net income per share for the second quarter of 2009 to be approximately $0.15 and operating earnings per share, which exclude charges to integrate our recent acquisitions, to be approximately $0.25. As a result of our lower market forecast for 2009, we are lowering our full-year guidance to net income per share of between $2.10 and $2.60 and operating earnings per share of between $2.50 and $3.00. Our second half 2009 and full year 2010 results will be strengthened by the savings from the resource adjustment actions taken during the first half of 2009.”

Business Segment Results

Sales for the Electrical Americas segment were $859 million, down 6 percent from 2008. Operating profits were $106 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits were $107 million, down 25 percent from 2008.

“End markets for our Electrical Americas segment declined 10 percent during the first quarter,” said Cutler. “While our large project business held up well, our short-cycle component businesses all registered steep declines.

“Our bookings in the Electrical Americas segment, adjusted for foreign exchange and acquisitions, were down 11 percent from the first quarter a year ago.”

Sales for the Electrical Rest of World segment were $544 million, an increase of 38 percent over the first quarter of 2008. The 38 percent sales increase was made up of 70 percent growth from acquisitions, offset by a 16 percent decline from foreign exchange and a volume decline of 16 percent. The segment reported an operating loss of $6 million. Excluding $16 million of charges to integrate our recent acquisitions, the segment had operating profits of $10 million, down 52 percent compared to the first quarter of 2008.

“The markets in Europe and Asia Pacific declined markedly in the first quarter and our bookings declined by 20 percent,” said Cutler. “We experienced significant inventory destocking in most of our channels as customers moved aggressively to reduce their inventory levels. We are starting to see some signs that Asian markets are stabilizing, but have yet to see such signs in Europe.”

Hydraulics segment sales were $430 million, down 35 percent compared to the first quarter of 2008. Global hydraulics markets were down approximately 30 percent in the quarter.

Operating profits in the first quarter were $6 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits totaled $7 million, a decrease of 91 percent from the first quarter of 2008.

“The hydraulics markets in the first quarter suffered from prolonged shutdowns and cancellations of orders by many OEM customers. In addition, our distributor channel partners also significantly curtailed their level of orders,” said Cutler. “For all of 2009, we now believe hydraulics markets are likely to decline by 25 percent.”

Aerospace segment sales were $418 million, 3 percent lower than the first quarter of 2008. Aerospace markets declined 4 percent compared to the first quarter of 2008.

Operating profits in the first quarter were $71 million. Excluding acquisition integration charges of $2 million during the quarter, operating profits were $73 million, an increase of 4 percent compared to a year earlier.

“We anticipate the global aerospace market will decline by about 5 percent in 2009,” said Cutler. “The decline is driven by reduced commercial passenger traffic and by a sharp decline in business jet production.”

The Truck segment posted sales of $292 million, down 49 percent compared to the first quarter of 2008. The segment reported an operating loss in the first quarter of $34 million.

Truck production in the first quarter is forecasted to have declined by 27 percent, with U.S. markets down 32 percent and non-U.S. markets down 20 percent. While it is difficult to determine precisely, it appears that purchases of components by global truck OEMs and aftermarket channel partners declined even more severely than truck production, as significant destocking occurred throughout the channel.

The Automotive segment posted first quarter sales of $270 million, down 50 percent from the first quarter of 2008. The segment posted an operating loss in the first quarter of $46 million. Excluding acquisition integration charges of $1 million, the operating loss was $45 million. Global automotive markets were down 40 percent, with U.S. markets down 51 percent and non-U.S. markets down 35 percent.

“The world auto markets in the first quarter suffered their sharpest decline in decades,” said Cutler. “For the year as a whole, we now anticipate global automotive markets will decline by 23 percent, with U.S. production down 25 percent and non-U.S. production down 22 percent.”

Eaton Corporation is a diversified power management company with 2008 sales of $15.4 billion. Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 75,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via the microphone on the right side of Eaton’s home page. This news release can be accessed on the home page. Also available on the Web site prior to the call will be a presentation on first quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning the second quarter 2009 sales, second quarter and full year 2009 net income per share and operating earnings per share, our worldwide markets, and our growth in relation to end markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2009 are available on the company’s Web site, www.eaton.com.

EATON CORPORATION
COMPARATIVE FINANCIAL SUMMARY

	Three months ended
(Millions except for per share data)	March 31
	2009	2008
Continuing operations
Net sales	$2,813	$3,496
Income (loss) before income taxes	(63)	289
Income (loss) after income taxes	$(52)	$247
Income from discontinued operations		3
Net income (loss)	(52)	250
Adjustment of net income (loss) for noncontrolling interests	2	(3)
Net income (loss) attributable to Eaton	$(50)	$247

Net income (loss) per Common Share attributable to
Eaton Common Shareholders
Assuming dilution
Continuing operations	$(0.30)	$1.62
Discontinued operations		0.02
	$(0.30)	$1.64
Average number of Common Shares outstanding - assuming dilution	166.1	150.5

Basic
Continuing operations	$(0.30)	$1.65
Discontinued operations		0.02
	$(0.30)	$1.67
Average number of Common Shares outstanding - basic	166.1	147.7

Cash dividends paid per Common Share	$.50	$.50

Reconciliation of net income (loss) attributable to
Eaton to operating earnings (loss)
Net income (loss) attributable to Eaton	$(50)	$247
Excluding acquisition integration charges (after-tax)	14	9
Operating earnings (loss)	$(36)	$256

Net income (loss) per Common Share attributable to
Eaton Common Shareholders - assuming dilution	$(0.30)	$1.64
Per share impact of acquisition integration charges (after-tax)	0.08	0.06
Operating earnings (loss) per Common Share	$(0.22)	$1.70

See accompanying notes.

EATON CORPORATION
STATEMENTS OF CONSOLIDATED INCOME

	Three months ended
(Millions except for per share data)	March 31
	2009	2008
Net sales	$2,813	$3,496

Cost of products sold	2,174	2,532
Selling & administrative expense	558	552
Research & development expense	98	89
Interest expense-net	37	38
Other (income) expense-net	9	(4)
Income (loss) from continuing operations before income taxes	(63)	289
Income taxes (benefits)	(11)	42
Income (loss) from continuing operations	(52)	247
Income from discontinued operations		3
Net income (loss)	(52)	250
Adjustment of net income (loss) for noncontrolling interests	2	(3)
Net income (loss) attributable to Eaton	$(50)	$247

Net income (loss) per Common Share attributable to
Eaton Common Shareholders
Assuming dilution
Continuing operations	$(0.30)	$1.62
Discontinued operations		.02
	$(0.30)	$1.64
Average number of Common Shares outstanding - assuming dilution	166.1	150.5

Basic
Continuing operations	$(0.30)	$1.65
Discontinued operations		.02
	$(0.30)	$1.67
Average number of Common Shares outstanding - basic	166.1	147.7

Cash dividends paid per Common Share	$.50	$.50

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended
(Millions)	March 31
	2009	2008
Net sales
Electrical Americas	$859	$911
Electrical Rest of World	544	393
Hydraulics	430	657
Aerospace	418	430
Truck	292	567
Automotive	270	538
	$2,813	$3,496

Operating profit (loss)
Electrical Americas	$106	$142
Electrical Rest of World	(6)	18
Hydraulics	6	78
Aerospace	71	63
Truck	(34)	85
Automotive	(46)	46

Corporate
Amortization of intangible assets	(42)	(25)
Interest expense-net	(37)	(38)
Pension & other postretirement benefit expense	(47)	(38)
Stock option expense	(7)	(7)
Other corporate expense–net	(27)	(35)
Income (loss) from continuing operations before income taxes	(63)	289
Income taxes (benefits)	(11)	42
Income (loss) from continuing operations	(52)	247
Income from discontinued operations		3
Net income (loss)	(52)	250
Adjustment of net income (loss) for noncontrolling interests	2	(3)
Net income (loss) attributable to Eaton	$(50)	$247

See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,		December 31,
(Millions)	2009		2008

ASSETS
Current assets
Cash	$	145	$188
Short-term investments		289	342
Accounts receivable		2,016	2,295
Inventories		1,490	1,554
Deferred income taxes & other current assets		487	416
		4,427	4,795

Property, plant & equipment-net		2,525	2,639
Goodwill		5,213	5,232
Other intangible assets		2,426	2,518
Deferred income taxes & other assets		1,410	1,471
	$	16,001	$16,655

LIABILITIES & EQUITY
Current liabilities
Short-term debt	$	211	$812
Current portion of long-term debt		269	269
Accounts payable		969	1,121
Accrued compensation		245	297
Other current liabilities		1,236	1,246
		2,930	3,745

Long-term debt		3,707	3,190
Pension liabilities		1,612	1,650
Other postretirement liabilities		702	703
Other long-term liabilities & deferred income taxes		943	1,002

Eaton shareholders' equity		6,065	6,317
Noncontrolling interests		42	48
Total equity		6,107	6,365
	$	16,001	$16,655

See accompanying notes.

EATON CORPORATION
NOTES TO THE FIRST QUARTER 2009 EARNINGS RELEASE

Millions of dollars unless indicated otherwise (per share data assume dilution)

Business Segment Reporting

In the first quarter of 2009, Eaton changed its business segment financial reporting structure. The Electrical segment was divided into Electrical Americas and Electrical Rest of World. The Hydraulics, Aerospace, Truck and Automotive segments continue as individual reporting segments. Accordingly, business segment information for prior years has been restated to conform to the current year’s presentation. The changes to the business segments did not affect net income for any of the periods presented.

Adoption of New Accounting Standard - Noncontrolling Interests in Consolidated Financial Statements

In the first quarter of 2009, Eaton adopted Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”. This Standard clarifies accounting and reporting for noncontrolling interests, sometimes called a minority interest, which is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent company. As result of the adoption of this Standard, the Statements of Consolidated Income and the Consolidated Balance Sheets were reclassified to report separately noncontrolling interests. The adoption of this Standard did not have a material effect on Eaton’s results of operations or consolidated financial position.

Acquisitions of Businesses

In 2008, Eaton acquired certain businesses and entered into a joint venture in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of these transactions follows:

Acquired business	Date of acquisition	Business segment	Annual sales
Integ Holding Limited	October 2,	Hydraulics	$52 for 2007
The parent company of Integrated Hydraulics	2008
Ltd., a U.K.-based manufacturer of screw-in
cartridge valves, custom-engineered hydraulic
valves and manifold systems

Nittan Global Tech Co. Ltd.	Operational	Automotive	New joint
A joint venture to manage the global design,	October 1,		venture
manufacture and supply of engine valves and	2008
valve actuation products to Japanese and
Korean automobile and engine manufacturers.
In addition, during the second half of 2008,
several related manufacturing joint ventures
were established.

Engine Valves Business of Kirloskar Oil Engines Ltd.	July 31, 2008	Automotive	$5 for 2007
An India-based designer, manufacturer and
distributor of intake and exhaust valves for diesel
and gasoline engines

PK Electronics	July 31, 2008	Electrical	$9 for 2007
A Belgium-based distributor and service provider		Rest of
of single and three-phase uninterruptible		World
power supply (UPS) systems

The Moeller Group	April 4, 2008	Electrical	€1.02 billion for
A Germany-based supplier of electrical		Rest of	2007
components for commercial and residential		World
building applications and industrial controls for
industrial equipment applications

Balmen Electronic, S.L.	March 31,	Electrical	$6 for 2007
A Spain-based distributor and service provider	2008	Rest of
of uninterruptible power supply (UPS) systems		World

Phoenixtec Power Company Ltd.	February 26,	Electrical	$515 for 2007
A Taiwan-based manufacturer of single and	2008	Rest of
three-phase uninterruptible power supply (UPS)		World
systems

Acquisition Integration Charges

In 2009 and 2008, Eaton incurred charges related to the integration of acquired businesses. These charges, which consisted of plant consolidations and integration, were recorded as expense as incurred. A summary of these charges follows:

	Three months ended March 31
	Acquisition					Operating profit (loss)
	integration			Operating profit (loss)		excluding acquisition
	charges			as reported		integration charges
	2009	2008		2009	2008	2009	2008
Electrical Americas	$1	$		$106	$142	$107	$142
Electrical Rest of World	16		3	(6)	18	10	21
Hydraulics	1		2	6	78	7	80
Aerospace	2		7	71	63	73	70
Truck				(34)	85	(34)	85
Automotive	1		1	(46)	46	(45)	47
	$21		$13	$97	$432	$118	$445
After-tax charges	$14		$9
Per Common Share	$.08		$.06

Charges in 2009 were related primarily to the integration of the following acquisitions: Integrated Hydraulics, Kirloskar, Moeller, Phoenixtec and Argo-Tech. Charges in 2008 were related primarily to the integration of the following acquisitions: the MGE small systems UPS business, Argo-Tech, Synflex, PerkinElmer and Cobham. The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Workforce Reduction Charges

Eaton took significant actions in 2008 to reduce the workforce in anticipation of the severe economic downturn, and in the first quarter of 2009 took further action. The reductions in 2008 and 2009 total approximately 10% of the full-time workforce. Pretax charges recorded in the first quarter of 2009 for these actions were $65.

Income Taxes

During the first quarter of 2009, income tax benefits of $11 were recorded (17.1% effective tax rate) compared to income tax expense of $42 in the first quarter of 2008 (14.4% effective tax rate).

Long-term Debt

In March 2009, Eaton borrowed $550 through the sale of $250 of 5.95% Notes due 2014 and $300 of 6.95% Notes due 2019. The cash proceeds from the sale of the Notes were used to repay outstanding commercial paper.

Reconciliation of Financial Measures

This earnings release discloses operating earnings (loss), operating earnings (loss) per Common Share, and operating profit (loss) before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

CONTACT:
Eaton Corporation
Kelly Jasko, 216-523-4736 (Media Relations)
kellymjasko@eaton.com
or
William C. Hartman, 216-523-4501 (Investor Relations)